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EXHIBIT 3.29

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 06:30 PM 01/30/2003
030065266 - 3620494

CERTIFICATE OF INCORPORATION

OF

SOUTHERN COLOR N.A., INC.

        First: The name of the Corporation is Southern Color N.A., Inc.

        SECOND:      The address of the Corporation's registered office is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.

        THIRD:      The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

        FOURTH:      The total number of shares of stock which the Corporation shall have authority to issue is 100 shares of common stock, one cent ($.01) par value per share.

        FIFTH:      The name and mailing address of the incorporator is Maria Groeneveld, One Battery Park Plaza, New York, New York 10004.

        SIXTH:      The Board of Directors is expressly authorized to adopt, alter, amend or repeal the By-Laws of the Corporation. Election of directors need not be by written ballot unless and to the extent provided in the By-Laws of the Corporation.

        SEVENTH:      No director of the Corporation shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or any stockholder, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

        Neither the amendment or repeal of this Article SEVENTH, nor the adoption of any provision of this Certificate of Incorporation or the By-Laws of the Corporation or of any statute inconsistent with this Article SEVENTH, shall eliminate or reduce the effect of this Article SEVENTH in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

        IN WITNESS WHEREOF, I have signed this Certificate of Incorporation on this 30th day of January, 2003.

/s/ MARIA GROENEVELD Maria Groeneveld Incorporator

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  EXHIBIT 3.29